Exhibit 99.1

NEWS RELEASE

Ken Golden

Director, Global Public Relations

309-765-5678

Deere & Company Board Elects John May as CEO and Board Member

•      John C. May to become Chief Executive Officer, effective November 4, 2019.

•      Samuel R. Allen to continue as Board Chairman.

MOLINE, Illinois (August 29, 2019) — The Deere & Company Board of Directors has elected John C. May as a member of the board, effective immediately, and to the position of Chief Executive Officer, effective November 4, 2019. May has served as Deere’s President and Chief Operating Officer since April 2019.

“John’s record of success and proven leadership skills make him highly qualified to lead Deere and guide its success in the years ahead,” said Samuel R. Allen, chairman and chief executive officer. “His experience in precision agriculture, information technology, and overseas operations will be instrumental in driving the company’s digitalization journey and extending its success in agricultural and construction equipment.”

Allen will continue as chairman of the board of directors after he steps down from the CEO position. May becomes the 10th chief executive in the company’s 182-year history.

The 50-year-old May joined Deere in 1997 and became part of the senior management team in 2012 as President, Agricultural Solutions and Chief Information Officer. Last year, he was named President, Worldwide Agriculture & Turf Division, with responsibility for the Americas and Australia, the global harvesting, turf and utility, and crop care platforms, and intelligent-solutions group.

Earlier in his career, May headed the company’s China operations, served as factory manager at the Dubuque (Iowa) Works, and was vice president of the turf and utility platform.

A native of Maine, May holds a bachelor’s degree in health information management from the University of New Hampshire and a master’s degree in business administration from the University of Maine.

Deere & Company (www.JohnDeere.com) is a world leader in providing advanced products and services for customers whose work is linked to the land - those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s increasing need for food, fuel, shelter and infrastructure.